2015 Interim POWER SALES AGREEMENT BETWEEN MATANUSKA
ELECTRIC ASSOCIATION, INC. AND CHUGACH ELECTRIC ASSOCIATION, INC.

This INTERIM POWER SALES AGREEMENT (the “Agreement”) by and among MATANUSKA ELECTRIC ASSOCIATION, INC. (“MEA”) and CHUGACH ELECTRIC ASSOCIATION, INC. (“Chugach”) is made and entered into effective as of September 30, 2014.

RECITALS

A. After receiving notice from MEA in 2004, the Modified Agreement for the Sale and Purchase of Electric Power by and among Chugach, MEA and Alaska Electric Generation and Transmission Cooperative, Inc., dated April 5, 1989 (the “1989 Agreement”), is set to expire as of midnight December 31, 2014.

B. MEA notified Chugach on August 12, 2014, that it anticipated that the Eklutna Generation Station power plant (“EGS”) would not be completely online by January 1, 2015 and that MEA needs another power source, probably through March 1, 2015.

C. MEA anticipates that it may have some EGS units available to pool with Chugach units to meet the combined system load of Chugach and MEA on January 1, 2015 through the term of this Agreement and desires to place these units into economic dispatch once they reach commercial operation.  Chugach will purchase the pooled energy and recover the costs from all members, including MEA, through Chugach’s fuel and purchased power rates. Chugach is willing to provide MEA with all demand and energy requirements on a firm basis based on existing tariff rates, taking into account Chugach’s various obligations to other parties, for a minimum one-quarter period beginning on January 1, 2015 and ending as of midnight March 31, 2015.

D. MEA entered into that certain Gas Sale and Purchase Agreement between Hilcorp Alaska, LLC (“Hilcorp”) and MEA, dated July 1, 2013 (the “Hilcorp Agreement”).

E. MEA desires to supply and deliver any and all additional gas and attendant gas transportation necessary for Chugach to produce electric service to MEA arising as a result of the electric services to be provided by Chugach pursuant to this Agreement and Chugach desires to receive and use such gas and attendant transportation.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AGREEMENT

1.1 Sale and Purchase.  In consideration of mutual covenants herein, Chugach agrees to sell and deliver, and MEA agrees to purchase and receive, Electric Power, subject to the following terms and conditions.  In consideration of mutual covenants herein, MEA agrees to supply and deliver, and Chugach agrees to receive and use natural gas, subject to the following terms and conditions.

1.2 System Sale.  The power which Chugach is obligated to sell under this Agreement is power generated by and/or purchased and transmitted over Chugach’s Generation and Transmission System, except as provided in Section 4.1(d).  Thus, this sale is a “system sale” supported by the resources of Chugach’s entire Generation and Transmission System, and not a “resource sale” supported by specific, distinct and identifiable generating units and transmission facilities included within that System.   However, Chugach must fulfill its obligations under its various existing agreements. For instance, Chugach has an existing economy energy agreement with Golden Valley Electric Association (“GVEA”) to provide GVEA with the system average heat rate 1st quarter 2015, which was determined on the expectation that the 1989 Agreement would expire on December 31, 2014.  As a result, if the system average heat rate is more than what was otherwise dispatched due to serving MEA, Chugach reserves the right to adjust the system average heat for Chugach’s system, including its provision of wholesale service to the City of Seward, (Chugach/SES) and MEA to meet the terms of the GVEA agreement. MEA would receive the same average heat rate as Chugach/SES.

SECTION 2. 1989 AGREEMENT EXPIRED

The parties hereby acknowledge that the 1989 Agreement and all rights and obligations thereunder shall expire December 31, 2014.

SECTION 3. TERM

This Agreement shall become effective upon the obtaining of all necessary regulatory and administrative approvals, including that of the Commission as mentioned in Section 17 or otherwise required by law (the date of which shall herein after be referred to as the “Effective Date”) and shall continue in force until March 31, 2015 unless extended as provided herein.

SECTION 4. POWER AND ENERGY DELIVERIES

4.1 Firm Service.  Provided that this Agreement receives the necessary Commission approval by then, from 12:01 a.m. prevailing time in Anchorage, Alaska, on January 1, 2015 until 11:59 p.m. prevailing time in Anchorage, Alaska, on March 31, 2015, Chugach shall supply and be paid for electric capacity and energy under this Agreement on a full (i.e., total) requirements basis, and MEA’s full system demand for capacity and full system requirements for energy shall be met and obtained by MEA from Chugach.  The rates, terms and conditions of service are subject to change by Chugach in accordance with applicable law.  The following rate-making and billing provisions shall apply to such full requirements service:

(a) Customer Charge.  MEA shall pay Chugach each month during the term of Chugach’s services herein Chugach’s then-applicable customer charge (identified on Tariff Sheet No. 99, 47th Revision canceling 46th Revision, effective June 1, 2014, and as may be modified by the Commission pursuant to the final adjudication of Docket U-14-01 (“Tariff Sheet No. 99”)).

(b) Billing Demand and Payment for Capacity. Chugach will charge and be paid MEA’s full system demand for capacity each month multiplied by the then-applicable 2 demand charge (identified on Tariff Sheet No. 99) to produce the required payment for electric capacity in that month.  Chugach’s billing demand and energy to MEA shall include as additional load MEA’s non-firm purchases from the Southfork Hydroelectric Facility.

(c) Payment for Energy.  Chugach will charge and be paid for energy for each monthly billing period in an amount equal to Chugach’s then-applicable energy charge (identified on Tariff Sheet No. 99) multiplied by MEA’s total system energy requirements for that month, which energy requirements shall be metered at the Points of Delivery.

(d) Purchased Power Costs.  Chugach will charge and be paid for purchased power costs on an average cost basis, except that additional costs associated with purchases of power from the wind energy conversion facility on Fire Island shall not be included for purposes of calculation of such averages costs.

(e) Fuel Costs.  In accordance with the attached Exhibit A, (i) Chugach shall credit MEA for natural gas on an average cost basis for all units used to generate pooled power, whether owned by Chugach or MEA and (ii) MEA shall supply any and all additional gas and attendant gas transportation necessary for Chugach to supply the electric service contemplated by this Agreement, and Chugach shall be responsible for dispatch and coordination in connection with such natural gas purchases.

(f) Fuel and Purchased Power Balancing Account.  Any remaining balance (over or under recovery) in MEA’s fuel and purchased power balancing account at the termination of this Agreement shall be paid in full.  A balance with an over-recovery shall be paid by Chugach to MEA, and a balance with an under-recovery shall be paid by MEA to Chugach.  Balances shall be paid within 30 days following the Commission’s approval of the final month’s allocation of fuel and purchased power costs.

(g) Net Billing of MEA’s Eklutna and Bradley Lake Hydroelectric Projects.  For the duration of this Agreement, Chugach will be entitled to schedule the generation of and to receive from MEA any power which is produced by the Eklutna Hydroelectric Project and the Bradley Lake Project and which MEA is entitled to receive under the power sales agreements or other arrangements governing the disposition of power from those Projects.  For purposes of supplying and making rates for power sold to MEA, Chugach will be entitled to co-mingle and to include with all other electric power available to Chugach for such purposes any such power Chugach receives from MEA under this Section.  Notwithstanding any other provision of this Agreement, MEA shall remain obligated to pay (pursuant to the power sales agreements or other arrangements governing the disposition of power from the Projects) its share of the cost of power from the Eklutna Hydroelectric Project and from the Bradley Lake Project.  This Agreement shall not be considered to constitute, nor shall it be relied upon as, an assignment of MEA’s shares of the Eklutna Hydroelectric Project and/or the Bradley Lake Project to Chugach.  Through the mechanism of billing credits, however, Chugach will reimburse MEA for any such costs actually incurred pursuant to such agreements or other arrangements.  The effect of such billing credits shall be to reduce the net amounts that MEA is otherwise obligated to pay Chugach for power purchased from Chugach.  The specific method of implementing this net billing credit arrangement shall be that previously followed under the Net Billing Agreement

(Eklutna And Bradley lake Hydroelectric Projects) between the Parties dated December 16, 1987.

(h) Operating Contingencies for First Quarter of 2015.  MEA acknowledges that continuing cost-effective power production to serve MEA after December 31, 2014 requires Chugach to continue operation of its combined-cycle Beluga Units 6, 7 and 8. Chugach plans to continue operation of Beluga Units 7 and 8 for the first quarter of 2015 to meet its obligations to serve the Chugach retail and wholesale customers. Continuing cost-effective power production to serve MEA requires continued operation of Beluga Unit 6 in combination with Beluga Units 7 and 8. Operation of Beluga Unit 6 after December 31, 2014 and through March 31, 2015 could require additional Beluga Unit 6 maintenance and/or critical component repairs based on the existing and projected fired hours of the unit. Since Chugach did not expect this level of operation for Beluga Unit 6 after December 31, 2014, and the normal maintenance intervals may be exceeded, Chugach cannot guarantee the Beluga Unit 6 will be available in accordance with standard system availability criteria.  To the extent that Chugach determines that Beluga Unit 6 will not be available for dispatch for the remaining term of this agreement then Chugach will provide MEA with a two-week notice regarding Beluga Unit 6’s unavailability starting date. If Beluga Unit 6 is unavailable for any reason then Chugach may have to operate, according to economically based merit dispatch, one or more simple-cycle units to replace the combined-cycle operation to provide MEA firm service.  In the event Beluga Unit 6 operations are restricted or unavailable at any time during the term of this agreement and MEA EGS units are not available per Section 5.0, Power Pooling, MEA shall provide and pay for the additional fuel to offset the incremental increase in fuel. The provision of this fuel shall be in accordance with Section 4.1(e) and Exhibit A.

4.2 Extension of Term.  By providing written notice to Chugach on or before January 5, 2015 that includes the period of days for extension, MEA may extend the period for the services described in Section 4.1, until 11:59 p.m. prevailing time in Anchorage, Alaska, for a continuous period that ends on or before June 30, 2015.  Such a service extension shall extend the term of this Agreement through the end of the period mutually agreed to by Chugach and MEA.  Such an extension of services and the term of this Agreement shall not require a separate and secondary approval of the Commission apart from the required approval of this Agreement in its entirety referenced in Section 3.  During any extended term, as noted above, Chugach may have to operate one or more simple-cycle units to replace the combined-cycle operation to provide MEA firm service.  In the event Chugach must operate one or more simple-cycle units to provide MEA firm service, MEA shall provide and pay for the additional fuel to offset the incremental increase in fuel.  The provision of this fuel shall be in accordance with Section 4.1(e) and Exhibit A. And per Section 25 of this Agreement, Chugach shall maintain and provide to MEA all documents reasonably necessary to support the need for this incremental increase in fuel.

4.3 Resale of Chugach Power Prohibited; Limit on Amount of Power Actually Taken.  MEA agrees that (1) all electric power delivered under this Agreement shall be used to serve MEA’s retail electric loads as ultimate consumers and end-users of the power, and (2) no power taken under this Agreement may or will be resold to any other entity or otherwise used or disposed of, by contractual agreement or otherwise, in any other manner or for any other purpose.  To assist in enforcing this provision, the parties agree that at no time will MEA take, and at no time will Chugach be obligated to supply, capacity or energy under this Agreement in amounts in excess of the then-existing MEA system demand or requirement for capacity and energy.
SECTION 5. POWER POOLING

5.1 Pooling of MEA Eklutna Generation Station (EGS) power plant.  MEA may pool EGS generation to the extent Chugach, in its sole judgment and according to good utility practice, can economically incorporate MEA’s generation into the Chugach/MEA dispatch.  Chugach will use commercially reasonable efforts to utilize the EGS generation as part of an economic-based merit dispatch of the Chugach pool to serve the combined load of Chugach’s retail/wholesale customers and MEA’s load.  Due to Chugach’s combined-cycle (SPP and Beluga 6/7/8) unit sizes and minimum operating limits, the Parties recognize that Chugach may be limited in its ability to operate more than four (4) EGS units at one time.  Based upon preliminary production runs the maximum efficiency is based on incorporation of four (4) EGS units operated in either peaking or secondarily in load blocking mode (base loaded for periods of day).  The Parties will communicate daily as to the best operating scenario given the status of operating parameters during plant start-up.

5.2 Notice of Generation Available for Pooled Operation. MEA shall notify the Chugach dispatch center when the EGS units are available for pooled operation.  Once the notice is provided, Chugach will place such units in economic dispatch with its other generation resources for the term of this Agreement, unless such units are returned for further testing and commissioning as hereinafter described. The Parties acknowledge that Chugach will simultaneously be dispatching other EGS units for testing and commissioning pursuant to that certain Eklutna Generation Station Commissioning Dispatch Service and Test Power Agreement, dated August 1, 2014, by and between the Parties and attached as Exhibit B (the “Test Power Agreement”). The terms of the Test Power Agreement and not this Agreement shall govern with respect to units which are undergoing testing and Commissioning. Power produced from units undergoing testing and commissioning will not be incorporated into the power pool.  If a unit is placed into pooled operation and its performance is not within acceptable standards of availability, Chugach will remove such unit from economic dispatch and return it for further commissioning and all energy received will be considered test power with no remuneration.

5.3 Payment for MEA Pooled Generation. Chugach will pay MEA a negotiated monthly capacity charge of $13.31 per kW per month x 16,500 kW per unit for 4 generating units unless Chugach, in Chugach’s sole judgment, deems that additional EGS generating capacity will improve economic efficiency, in which case Chugach also can request and pay a capacity charge for additional EGS units.  The capacity charge will only apply to EGS units available for commercial operation at the start of the month. For billing purposes, units not available at the first of any month, but which later become available for commercial operation on or before the fifteenth of the month, will be billed a prorated capacity charge for that month equal to 50% of the monthly capacity charge. In addition, Chugach will pay MEA a negotiated monthly Operations and Maintenance charge of $0.01390 per kWh for each kWh of commercial operation by an EGS generating unit(s) during the month.  Chugach will purchase the pooled energy and recover the costs from its members, including MEA, through Chugach’s fuel and purchased power rates.

5.4 The methodology for computing the capacity charge of $13.31 per kW is included in Exhibit C.  The parties acknowledge that due to the absence of final capitalized costs at the time MEA’s EGS units are placed in commercial operation for pooled generation, the per kW capacity charge of $13.31 shall be designated as interim and subject to adjustment pending final approval of the EGS capitalized costs and related expenses as set forth by the Regulatory Commission of Alaska in its final order regarding MEA’s next retail rate filing proceeding.  MEA shall submit such a retail rate filing to the Commission based on a 12-month test year ending December 31, 2016 that includes revenue requirements pertaining to the EGS power plant and EGS switchyard. Once those revenue requirements are approved by final order of the Commission, the interim capacity charge shall be adjusted for charges assessed during the term of this Agreement to reflect the final, Commission approved cost levels to be recovered in MEA’s rates.  In no event, however, shall the adjustment to the interim capacity charge result in a per kW charge that is greater than (110 percent of $13.31) $14.64 per kW.

5.5 The methodology for computing the interim O&M charge of $0.01390 per kWh is included in Exhibit C.  The interim O&M charge shall be adjusted for charges assessed during the term of this Agreement to reflect the final, Commission approved cost levels pertaining to the EGS power plant and EGS switchyard to be recovered in MEA’s rates, as set forth in the Commission’s final order referenced in Section 5.4 above.

SECTION 6. CAPITAL CREDITS

MEA will remain a member of Chugach during the term of this Agreement and will be entitled to all the rights and privileges of members, including the allocation and payment of any capital credits resulting from the purchase of electric power hereunder.  All capital credits earned by MEA under this Agreement will NOT be subject to the terms of the settlement agreement between the Association and Matanuska Electric Association in the matter entitled Matanuska Electric Association, Inc., vs. Chugach Electric Association, Inc., No. 3 PA-13-01006 CI, and will be separately accrued, allocated and distributed under rules generally applicable to other wholesale customers.  Any such retirements shall be determined at the discretion of the Chugach Board of Directors. This Agreement does not alter the terms of the settlement between the parties in case number 3 PA-13-01006 CI.

SECTION 7. BILLING AND PAYMENT

7.1 Monthly Billing.  Chugach shall endeavor to render bills to MEA on or before the 10th day of each calendar month for services furnished during the preceding billing month.  In such bills, Chugach may designate certain items as being estimated due to unavailability of final underlying data, in which event adjustments to the correct amounts, when amounts are determined, shall be included in a bill for subsequent months.  Chugach may, in its sole discretion, postpone issuance of bills or portions of bills pending receipt from MEA of actual invoices (from the party selling the gas or providing the transportation) for gas purchases and transportation in the prior month and invoices for power purchased by Chugach from MEA.

7.2 Payment. Payment by MEA shall be due in Chugach’s office by the 15th day after mailing of the bill. If Chugach’s bill is delayed in the mail and not received by MEA within 6 ten days of the date shown on the postmark, MEA shall immediately notify Chugach and agree with Chugach on a new due date, but in no event shall Chugach be required to accept a delay in payment beyond 15 days from the date of MEA’s actual receipt of the bill.  Payment may be mailed, directly deposited to Chugach, or paid in person, to Chugach’s main office in Anchorage.

7.3 Billing Disputes. In the event any portion of any bill is disputed (i.e., in any circumstance when a bill from Chugach is not paid fully and in timely fashion and with protest):

(a) MEA shall request, by written notice delivered to Chugach not later than the date payment is due (or earlier, if in good faith it is reasonably possible for MEA to afford Chugach earlier notice), a meeting with Chugach to resolve the billing dispute.  Such notice shall provide Chugach a detailed written explanation of why the amount is in dispute, and shall specify at least three specific days within a two week period, beginning on the day after the notice is delivered, on which MEA can attend the meeting.  Chugach will select a meeting day from among those specified and so notify MEA, orally or in writing, or, if none of the days is convenient for Chugach, the parties will in good faith endeavor to agree on another meeting date within the same two week period.  At such meeting the parties will in good faith endeavor to resolve the billing dispute, either immediately or through subsequent meetings or discussions within the one-month period immediately following the date on which payment was due.

(b) At any time after one month has elapsed from the date payment was due, either Chugach or MEA may seek immediate judicial enforcement of this Agreement in the Superior Court for the State of Alaska, Anchorage District, with respect to such payment.

(c) Pending resolution of the billing dispute in accordance with the procedures of this Section, the undisputed portion of each bill shall be paid to Chugach in timely fashion and the disputed amount must be paid in full in timely fashion either to Chugach under protest or to a licensed and bonded escrow agent.  If an escrow agent is used, MEA shall obtain Chugach’s prior approval of the escrow agent to be used and the instructions to the escrow agent governing the conditions of release of the escrowed funds.  If the disputed amount has been paid to Chugach under protest, and if any or all of the disputed portion is later found to be not owed, Chugach shall refund to MEA the amount not owed plus interest, on a monthly basis at the weighted average interest expense of Chugach’s contemporaneous short-term borrowings, to the date the refund check is mailed by Chugach.  If the disputed amount has been paid into escrow, no such interest shall be paid to MEA by Chugach, but if any or all of the disputed portion is later found to be owed to Chugach, then MEA or the escrow agent shall pay Chugach that amount, and in addition MEA shall pay or cause Chugach to be paid interest, computed in the same manner, to the date the payment is made to Chugach.

SECTION 8. CONTINUITY OF SERVICE

8.1 Capacity to be Made Available.  Chugach shall at all times, except when prevented by an Uncontrollable Force, make electric capacity continuously available to MEA at the Points of Delivery in the amount of MEA’s total demand for electric capacity.

8.2 Restoration of Service. In the case of a partial or total loss of service to MEA as a result of problems encountered on the Chugach system, Chugach will extend its reasonable best 7 efforts to restore service in a prompt and non-discriminatory manner and to notify MEA promptly of the estimated time required for restoration, and further inform MEA as to the cause of the loss of service as soon as possible following determination thereof.  MEA in turn will promptly notify Chugach of major disruptions of service caused by problems on the MEA system, including an estimated time for repairs and a proposed schedule of major circuit restoration.

8.3 No Duty to Third Parties.  This Agreement shall not create on the part of MEA or Chugach any legal duty owed to the retail customers of either party or to other wholesale or wheeling customers of Chugach, including without limitation, any legal duty to maintain continuity of Electric Power service.  Nothing in the foregoing sentence shall limit the rights afforded Chugach and MEA under this Agreement.

SECTION 9. FACILITIES AND EQUIPMENT

Both parties shall at all times design, construct, maintain, operate, and repair their respective facilities and equipment in accordance with Prudent Utility Practice.

SECTION 10. METERING

Chugach and MEA shall (1) make or provide for tests and inspections of all meters and recorders used for billing purposes in this Agreement in order to maintain a commercial standard of accuracy, (2) restore to a condition of accuracy any meters or recorders found to be inadequate, and (3) advise the other party promptly of the results of any such test which shows any inaccuracy more than 1 percent slow or fast.  Each party shall be permitted to have representatives present at such tests and inspections.  The entity conducting the tests and inspections shall notify the other party at least one (1) week in advance.  Each party shall make or provide for additional tests of its meters or recorders at the request of the other party and in the presence of representatives of the requesting party or parties.  In the event that the result of such tests shows a meter or recorder registering in excess of 1 percent either above or below the current registration, then the readings of such meter previously taken for billing purposes shall be corrected according to the percentage of inaccuracy so found for the known or estimated period of such error, but no such correction shall extend beyond ninety (90) days previous to the day on which the inaccuracy is discovered by such test.  For any period that a meter or recorder should fail to register, or its registration should be so erratic as to be meaningless for billing purposes, the bill for power and energy shall be based upon records from check meters, if available and tested for accuracy, or otherwise upon the best available data.

SECTION 11. GOOD FAITH PERFORMANCE OF RIGHTS AND OBLIGATIONS

Each party to this Agreement covenants and agrees to act in good faith under this Agreement and the terms cited herein, and to act and perform in a manner consistent with Prudent Utility Practice.

SECTION 12. FORCE MAJEURE

In the event Chugach, by reason of an Uncontrollable Force, is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than its obligations to pay money), then upon Chugach giving notice and particulars of such Uncontrollable Force, its obligation to perform shall be suspended or correspondingly reduced during the continuance of any inability so caused, but in no greater amount than required by the Uncontrollable Force and for no longer period, and the effects of such cause shall, so far as possible, be remedied with all reasonable and prompt dispatch.  Chugach shall not be responsible for its delay in performance under this Agreement during delays caused by an Uncontrollable Force.

SECTION 13. RESPONSIBILITY FOR POWER SUPPLY AND DELIVERY

13.1 Responsibility of Parties.  Except as provided in Sections 13.2 and 13.3, each party shall assume responsibility on its respective side of the Points of Delivery for the electric service or natural gas supplied or taken, as well as for maintenance of any apparatus used in connection therewith.  Regardless of the foregoing and of the location of any Point of Delivery or metering point, however, each party shall be responsible for maintaining and operating its own facilities unless (1) a different division of responsibilities is agreed upon in writing by the parties, or (2) a different division of responsibilities in specific emergency circumstances is agreed upon orally or in writing by the parties.  Delivery (which shall be made free and clear of all liens, claims and encumbrances) and risk of loss of the electric service or natural gas supplied, and, in the case of electric service supplied, transfer of title, shall take place at the Points of Delivery.

13.2 Indemnification.  Each party shall, as to all actions taken relevant to this Agreement, indemnify and hold harmless each other party, its directors, officers, and employees, against all loss, damage, legal expense and liability to third persons arising from any injury to, or death of, persons or injury to property to the extent caused by any intentional or negligent act or omission of the indemnifying party, or its directors, officers, or employees.

13.3 Notice, Defense and Settlement of Legal Proceeding.

(a) If any legal proceeding shall be instituted, or any claim or demand made, against either party hereto (hereinafter called the “Indemnified party”) with respect to which the other party (hereinafter called the “Indemnifying party”) may be liable hereunder, the Indemnified party shall give prompt written notice thereof, within thirty days thereof by certified mail, return receipt requested, and promptly deliver a true copy of any summons or other process, pleading or notice to the Indemnifying party.

(b) In any action in which there is no reasonable possibility of joint liability of both parties to this Agreement, the Indemnifying party shall have the absolute right, at its sole expense and without the consent of the Indemnified party, to defend and settle any such legal proceeding, claim or demand.  However, the Indemnifying party shall give notice, if possible, to the Indemnified party of any proposed settlement.  In no event shall the participation of the Indemnified party in the defense and settlement of any legal proceeding, claim or demand, interfere with or alter the Indemnifying party’s absolute right to control the defense and/or settlement of the legal proceeding, claim or demand. The Indemnified party may, if it sees fit, participate in defense of any such legal proceeding, at its own expense.
(c) Where joint liability of both parties to this Agreement is a reasonable possibility, neither party shall be limited in their participation in the action.

(d) If the Indemnified party, without the prior consent of the Indemnifying party (which consent, if requested, shall not be unreasonably withheld), makes any settlement with respect to any such legal proceeding, claim or demand, the Indemnifying party shall be discharged of any liability hereunder with respect thereto.

(e) The Indemnifying party shall pay all reasonable costs incurred by the Indemnified party in any successful enforcement of this indemnity.
SECTION 14. INSURANCE

14.1 Risks to be Insured Against.  Each party agrees to use its best efforts to obtain and maintain in full force and effect during the term of this Agreement, adequate insurance with responsible insurers, qualified under the guidelines established by the State of Alaska, Division of Risk Management or Division of Insurance, against:

(a) public liability for bodily injury and property damage, in amounts not less than $5 million;
(b) each party’s obligations under the applicable Worker’s Compensation laws of the State of Alaska, and employer’s liability in an amount not less than $1 million; and
(c) any other insurance agreed upon by the parties.

14.2 Availability of Insurance.  The obligation to maintain insurance coverage, pursuant to this Section, shall be subject to the general availability of such coverage under reasonable terms and conditions.  If one or more of the required insurances is not available under reasonable terms and conditions, each party agrees to use its reasonable best efforts to obtain substantially equivalent insurance coverage.  In the event either party is unable to meet the insurance requirements set forth in this Section, that party shall notify the other party in writing.  Either party, before the expiration of any required insurance policies, may reopen this Section upon sixty (60) days written notice to the other party.

SECTION 15. WAIVER

Any waiver at any time by either party to this Agreement of its rights with respect to any default of the other party hereto, or with respect to any other matter arising in connection with this Agreement, shall not be considered a waiver with respect to any prior or subsequent default, right or matter.

SECTION 16. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership or joint venture or to impose a trust or partnership duty, obligation or liability on or with regard to either party.  Each party shall be individually and severally liable for its own obligations under this Agreement.

SECTION 17. APPROVALS

This Agreement is a special contract under AS 42.05.361 and does not take effect without the prior approval of the Regulatory Commission of Alaska and is, at all times, subject to the revisions by the Commission.

SECTION 18. SEVERABILITY

If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be severed and shall be inoperative, and the remainder of this Agreement shall remain operative and binding on the parties.

SECTION 19. NOTICES

Any notice or demand required by this Agreement to be given to either party shall be effective when it is received by such party, and in computing any period of time from such notice or demand, such period shall commence at 12:01 p.m. prevailing time at the place of receipt on the date of receipt of such notice or demand.  Whenever this Agreement calls for notice or demand (unless otherwise specifically provided), or notification by either party is necessary, the same shall be in writing directed to Bradley W. Evans, its Chief Executive Officer, in the case of Chugach, and Joe Griffith, its General Manager, in the case of MEA.  Should telephone notice be necessary, it shall be directed to the General Managers or to a designated or otherwise appropriate subordinate.  The designation of the name to which any such notice or demand shall be directed may be changed at any time and from time to time by either party by giving notice as provided above.

SECTION 20. DEFAULT AND DISPUTE RESOLUTION

20.1 Notice of Default.  Upon failure of either party to perform any obligation hereunder, the party or parties to whom such performance is due shall make demand in writing upon the defaulting party.  If such failure, other than a failure to pay Chugach when such payment is due, is not cured within thirty (30) days from the date of such demand it shall constitute a default at the expiration of such period.  Chugach’s bills to MEA shall constitute written demands for payment for purposes of this Section, and MEA shall be considered to be in immediate default of its payment obligations if such bills are not fully paid in timely fashion (or the special provisions for billing disputes are not timely followed) in accordance with Section 7.2 of this Agreement.

20.2 Performance Pending Resolution of Dispute.  Pending resolution of any dispute, each party shall continue to perform its obligations under this Agreement, including the obligations to deliver and receive electric power and the obligation to pay bills submitted by Chugach for such power (subject to the provisions of this Agreement dealing with billing disputes specifically).  Each party shall be entitled to seek immediate judicial enforcement of this continued performance obligation notwithstanding the existence of a dispute.  Application for such enforcement shall be made to the Superior Court for the State of Alaska, Anchorage District.

20.3 Consultation to Resolve Disputes.  After notice is delivered and before default occurs under Section 20.1, the parties shall in good faith endeavor to meet promptly and to resolve any dispute through good faith negotiation.  If a party has met its obligation of good faith under this Section 20.3, and if the dispute has not been resolved before default occurs, then that party shall be entitled at any time thereafter to seek immediate judicial enforcement of this Agreement in the Superior Court for the State of Alaska, Anchorage District, by bringing any suit, action or proceeding, at law or in equity, including without limitation mandamus, injunction, damages and action for specific performance, as may be necessary or appropriate to enforce any covenant, agreement or obligation of this Agreement.

20.4 Remedies Cumulative.  No remedy conferred upon or reserved to the parties hereto is intended to be exclusive of any other remedy available hereunder or now or hereafter existing at law, in equity, by statute or otherwise, but each and every such remedy shall be cumulative and shall be in addition to every other such remedy.  The pursuit by either party of any specific remedy shall not be deemed to be an election of that remedy to the exclusion of any other, whether provided hereunder or by law, equity or statute, but where this Agreement requires a party to take a particular action (e.g., consultation with another party) or to pursue a particular remedy (e.g., arbitration) prior to pursuing any other remedy (e.g., judicial enforcement), such requirement shall be binding and enforceable.

SECTION 21. RIGHT OF ACCESS AND REMOVAL

Each party will have access to the premises, records, facilities, or property of the other party at all reasonable times for any purpose necessary or appropriate to the performance of this Agreement.  Upon termination of this Agreement in accordance with the provisions hereof, each party will remove any property or equipment which it may have installed on the premises of the other party for any purposes hereunder.

SECTION 22. APPLICABLE LAW

The parties agree that the interpretation and application of this Agreement shall be governed by the laws of the State of Alaska.

SECTION 23. MODIFICATION

No modification of this Agreement shall be valid unless it is in writing and signed by all parties hereto, and approved by all appropriate and regulatory and administrative agencies or bodies.  For the avoidance of doubt, extension of services and this Agreement until June 30, 2015, pursuant to Section 4.2 shall not require separate and secondary approval of the Commission.

SECTION 24. HEADINGS

The section headings in this Agreement are for convenience only, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the section to which they pertain.

SECTION 25. ACCESS TO RECORDS/RECORDS OF THE PARTIES

Upon written request from the other party, but only at reasonable times and during normal business hours, each party hereto shall afford such other party with access to data and information which are maintained and compiled in the ordinary course of business (or which have in fact been compiled or prepared) and which are reasonably necessary to permit the requesting party to determine whether this Agreement is being performed in the manner intended by the parties.  To the extent that either party asserts that any data or information requested hereunder are confidential or proprietary or otherwise not required to be made available to the public generally, access to such data and information shall nonetheless be provided, but only if the party to whom such data or information are provided agree in writing not to disclose such data or information unless specifically authorized to do so by order of the Commission or, as the case may be, by a court of competent jurisdiction.

SECTION 26. MUTUAL COVENANTS AND WARRANTIES

Each party covenants and warrants to the other party that it (1) has the legal authority and ability to enter into and perform, and (2) will at all times maintain the practical and financial ability to perform, this Agreement and each obligation assumed by such party under this Agreement.  Each party also covenants and warrants that prior to executing this Agreement it has taken all actions necessary to permit its execution of this Agreement to be fully effective and legally binding in accordance with the terms and conditions of the Agreement for the entire term thereof.

SECTION 27. LIMITATION OF LIABILITY

In no circumstances shall Chugach be liable to MEA for special, consequential, or incidental damages whatsoever, including but not limited to, for loss of profits or revenue or the loss of use of either, costs of replacement of capital, or claims of customers of MEA relating to loss of power.

SECTION 28. PUBLIC ANNOUNCEMENTS AND PRESS RELEASES

The parties agree that any and all public announcement and press release regarding any matter relating to this Agreement, whether orally in writing, shall be mutually agree to in writing by the parties.

SECTION 29. NO PRESUMPTION

This Agreement is the result of negotiations between, and has been reviewed by, the parties and their respective legal counsel.  Accordingly, this Agreement shall be deemed the product of each party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against a party solely as a result of such party's actual alleged role in the drafting of this Agreement.

SECTION 30. DEFINITIONS

The following terms, when used in the Agreement and Exhibits hereto, shall have the meanings specified.

30.1 1989 Agreement. 1989 Agreement shall have the meaning set forth in the recitals.
30.2 Agreement. This 2015 Interim Power Sales Agreement.
30.3 CINGSA. CINGSA shall mean Cook Inlet Natural Gas Storage, Alaska.
30.4 Commission. The Regulatory Commission of Alaska.
30.5 Effective Date. Effective Date shall have the meaning set forth in Section 3.
30.6 EGS. EGS shall have the meaning set forth in the recitals.

30.7 Electric Power or Power.  Electric energy or electric capacity, or both.  Where the context of this Agreement requires a distinction, electric energy is expressed in kilowatt hours (kwh) or megawatt hours (MWh), and electric capacity is expressed in kilowatts (kw) or megawatts (MW).

30.8 Generation and Transmission System.  All existing and future facilities (whether or not operable, and whether or not operating) used by Chugach for generation and transmission of electric power, including, in addition to physical generation and transmission facilities and facilities associated with the provision of fuel for electric power generation, Chugach’s rights and obligations to obtain (by purchase, wheeling, or otherwise) electric power generated by other entities or fuel for the generation of electric power by Chugach, to the extent that the costs of such facilities and rights are allowably included in the rates charged to Chugach’s retail consumers.

30.9 GVEA. GVEA shall have the meaning set forth in Section 1.2.
30.10 Hilcorp. Hilcorp shall have the meaning set forth in the recitals.
30.11 Hilcorp Agreement. Hilcorp Agreement shall have the meaning set forth in the recitals.

30.12 Points of Delivery.  With respect to the capacity and energy provided by Chugach under this Agreement, the points where Chugach delivers to MEA such capacity and energy as set forth in Exhibit D hereof.  With respect to the delivery of natural gas to Chugach by MEA, the points of delivery shall be the points set forth on Exhibit E. And with respect to the electricity provided by MEA under this Agreement, the point where MEA delivers such energy is EGS.

30.13 Prudent Utility Practice.  At a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry at such time, or which in the exercise of reasonable judgment in light of facts known at such time, could have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business practices, reliability, safety and reasonable expedition.  Prudent Utility Practice is not required to be the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts which could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition.  Prudent Utility Practice includes due regard for manufacturer’s warranties and the requirements of governmental agencies of competent jurisdiction and shall apply not only to functional parts of the parties’ generation, transmission, and distribution facilities, but also to appropriate structures, landscaping, painting, signs, lighting and other facilities.

30.14 SES.SES shall mean the Seward Electric System.
30.15 Tariff Sheet No. 99. Tariff Sheet No. 99 shall have the meaning set forth in Section 4.1(a).

30.16 Uncontrollable Force.  Any cause beyond the control of Chugach and which by the exercise of due diligence Chugach is unable to prevent or overcome, including but not limited to an act of God, fire, flood, volcano, earthquake, explosion, sabotage, and act of the public enemy, civil or military authority, including court orders, injunctions and orders of governmental agencies of competent jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or the inability to obtain or ship equipment or materials because of the effect of similar causes on carriers or shippers.  Strikes, lockouts, and other labor disturbances shall be considered Uncontrollable Forces, and nothing in this Agreement shall require Chugach to settle a labor dispute against its best judgment; provided, that during any labor dispute Chugach shall make all reasonable efforts under the circumstances, including, to the extent permitted by law, the use of replacement personnel and/or management personnel and/or other personnel under the provisions of a mutual aid agreement, to ensure, if possible, the continued ability of Chugach to produce, deliver, receive, and distribute the Electric Power that is the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.

CHUGACH ELECTRIC ASSOCIATION, INC.

By /s/Bradley W. Evans

Bradley W. Evans, Chief Executive Officer

Date 9/30/14

MATANUSKA ELECTRIC ASSOCIATION, INC.

By /s/ Joe Griffith

Joe Griffith, General Manager

Date 9/30/2014

EXHIBIT A

2015 Interim Power Sales Agreement between

Matanuska Electric Association, Inc. and Chugach Electric Association, Inc.

During the term of this Agreement, Chugach will receive and use natural gas from MEA at a credit amount calculated on the basis of Chugach’s weighted average cost of gas, including gas from storage and transportation costs to Chugach's generation facilities, needed to meet Chugach’s native load requirements (Chugach Retail and the City of Seward).  Ownership of the natural gas to be supplied and delivered to Chugach under this Agreement shall be acquired by MEA under the Hilcorp Agreement.  MEA is responsible for all of its obligations to Hilcorp under the Hilcorp Agreement, including payment obligations for all gas purchases, and Chugach is in no way responsible for MEA’s obligations under the Hilcorp Agreement.  To the extent MEA is unable to satisfy its obligations hereunder, and without limiting any other remedies Chugach may have, Chugach may purchase such gas not supplied and charge MEA for such gas. In addition, MEA shall indemnify Chugach for the costs thereof.

The Hilcorp Agreement provides for firm gas delivery through March 31, 2018 with gas volumes not to exceed 28 million cubic feet (Mcf) per day for use at its Eklutna Generation Station.  In calendar-year 2015, MEA’s contract gas prices are $7.13 per Mcf for Base Load gas; $8.91 per Mcf for Swing Load gas; and $10.70 per Mcf for Emergency gas.  These prices compare with Chugach’s projected first quarter 2015 average weighted price of gas of $5.3410 per Mcf.

In coordination with MEA and Hilcorp, Chugach’s Fuel Supply Department will be responsible for the dispatch and coordination to Chugach's generation facilities of the natural gas purchased by MEA under the Hilcorp Agreement and supplied and delivered to Chugach.  MEA shall cooperate with Chugach to facilitate Chugach's provision of such coordination and dispatch services, including authorizing Chugach to act on MEA's behalf with respect to Hilcorp.  Chugach shall use its reasonable best efforts to conduct such dispatch and coordination services in conformity with the Hilcorp Agreement.  Contacts for gas scheduling and coordination matters are listed below:

Andrew White	Tony Izzo
Manager, Fuel Supply & Operations	Manager, Fuel Supply and Contracts
Chugach Electric Association, Inc.	Matanuska Electric Association, Inc.
5601 Electron Drive	PO Box 2929
Anchorage, AK 99518	Palmer, AK 99645
(907) 762-4577 (phone)	(907) 982-5504 (phone)
(907) 306-0123 (cell)	(907) 351-1212 (cell)
Andrew_white@chugachelectric.com	tony.izzo@mea.coop

Monthly Gas Cost True-Up Example

Chugach’s cost of gas and attendant transportation to generation facilities for a given month is summarized below.

Table 1: Calculation of Chugach’s Monthly Weighted Cost of Gas and Transportation
Description	Price per Mcf	Percent of Total	Weighted Price per Mcf
ConocoPhillips	$4.10	65.0%	$2.665
Hilcorp	$7.13	20.0%	$1.426
Gas from Storage (CINGSA)	$6.40	15.0%	$0.960
Gas Storage	$0.29	--	$0.290
Total		100.0%	$5.341

In this example, Chugach will receive and use the gas and transportation from MEA and credit MEA at Chugach’s actual weighted average price of $5.341 per Mcf for all gas delivered to Chugach at the appropriate Point of Delivery under this Agreement, notwithstanding the higher price paid for such natural gas by MEA under the Hilcorp Agreement.

Chugach’s payment for gas shall be provided as a credit on the wholesale power invoice to MEA for the value of the additional gas needed to meet the load requirements of Chugach retail, MEA and SES.  Exhibit A.1 is a sample wholesale power invoice from Chugach to MEA that includes the credit adjustment for the additional gas used by Chugach.  Chugach will include this amount in its fuel and purchased power rate adjustment process for recovery from Chugach retail, MEA and SES.

EXHIBIT A-1

CHUGACH ELECTRIC ASSOCIATION, INC.
P.O. Box 196300
ANCHORAGE, AK 99519-6300
(907) 563-7494; FAX (907) 562-0027

Alaska Electric Generation & Transmission Cooperative Inc.	Invoice Date:	SAMPLE 2015
Matanuska Electric Association, Inc.	Invoice No:	MEA
3977 Lake Street	Account No:	1422006100-2101
Homer, Alaska 99603
Page 1 of 3

Matanuska Electric Association, Inc.

Billing demand and energy from January 1 at 00:01 to January 31 at 24:00 per Chugach Electric Association, Inc. electronic readings.

Description	Units		Rate per Unit	Amount
Customer Charge	9	Meters	$ 150.00	$ 1,350.00
Demand Charge	128,380	kW	$ 19.54	$ 2,508,545.20
Energy Charge	73,490,938	kWh	$ 0.01170	$ 859,843.97
Fuel and Purchased Power Adjustment Factor	73,490,938	kWh	$ 0.04927	$ 3,620,898.52
Subtotal				$ 6,990,637.69
Alaska Energy Authority Bradley Lake Credit – January 2015				($202,105.00)
South Fork Hydro Purchases Credit – January 2015	331,955	kWh	$ 0.05493	$ (18,234.27)
Total Amount Due for Electric Service				$ 6,770,298.42
Natural Gas Use Credit – MEA Hilcorp Gas	624,461	Mcf	$ 5,341	($3,319,223.20)
Net Amount Due				$ 3,432,840.96

Peak billing demand occurred on Thursday, January 22 at 20:15.

Please note: Payment due no later than February 25, 2015.

(25 days from original Chugach fax / mailing date or first business day after due date)

cc: Matanuska Electric Association, Inc., accountspayable@mea.coop

Billing
	Invoice Date:	SAMPLE 2015
	Invoice No:	MEA
Summary of Detail:		Page 2 of 3

Billing Peak: Thursday, January 22 at 20:15
System Load Factor: 76.9%
Average Power Factor: 98.5%

Delivery Points	Direction	Meter/ Recorder No.	Channel	kW	kWh

Briggs Substation[1]	Out	2010105313	1	41,180.65	27,410,455.00
(115 kV)	In	2010105313	2	0.00	0.00
	Net			41,180.65	27,410,455.00

Douglas Substation[2]	Out	515469	1	3,950.00	2,259,450.00

Stevens Substation	Out	515824	3	2,297.90	1,412,304.60
Douglas to Stevens Losses	----	----	----	13.46	6,296.76
Adjusted Stevens Load				2,311.36	1,418,601.36

Eklutna:

Anchorage Line[1,3]	Out	515807	6	0.00	5,685.60
	In	515807	5	(9,575.00)	(9,732,580.00)
	Net			(9,575.00)	(9,726,894.40)

Palmer Line[3]	Out	515701	2	45,500.00	21,803,300.00
	In	515701	1	0.00	0.00
	Net			45,500.00	21,803,300.00

Camp Line	Out	515820	1	33.30	28,819.70
MTA Cellular Repeater	Out	----	----	2.50	1,673.00
Adjusted Stevens Load				35.80	30,492.70

Water Pump	Out	515818	1	145.10	7,854.00

Subtotal - Eklutna				36,105.90	12,114,752.30

1 Net deliveries (out and in measurements) at Briggs Substation and Anchorage Line reflect the reduction of Eklutna line losses, established per agreement at 0.25%.

	Invoice Date:	SAMPLE 2015
	Invoice No:	MEA
Summary of Detail (Continued):		Page 3 of 3

Delivery Points	Direction	Meter/ Recorder No.	Channel	kW	kWh

Teeland:

Teeland 115kV	Out	98294012	1	94,625.40	58,340,528.50
(Transformer T-1)	In	98294012	2	0.00	0.00
	Net			94,625.40	58,340,528.50

Teeland 115kV	Out	91031311	2	0.00	220,494.70
(Breaker 1452)	In	91031311	1	(55,255.70)	(31,395,014.40)
	Net			(55,255.70)	(31,174,519.70)

Teeland 115kV	Out	90021372	1	5,001.60	2,789,715.60
(Breaker 332)	In	90021372	2	0.00	0.00
	Net			5,001.60	2,789,715.60

Subtotal - Teeland				44,371.30	29,955,724.40

South Fork Hydro Project	Out	1132750155	2	461.00	331,954.60
	Net			461.00	331,954.60

Adjusted Billing Load[4]				128,380.21	73,490,937.66

4Actual billing units rounded.

EXHIBIT B

Eklutna Generation Station Commissioning

Dispatch Service and Test Power Agreement

This EKLUTNA GENERATION STATION COMMISSIONING, DISPATCH SERVICE AND TEST POWER AGREEMENT (the “Agreement”) by and among MATANUSKA ELECTRIC ASSOCIATION, INC. (“MEA”) and CHUGACH ELECTRIC ASSOCIATION, INC. (“Chugach”) is made and entered into effective as of August 1, 2014 (“Effective Date”).  MEA and Chugach are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

1.	MEA plans to commission the Eklutna Generation Station (“EGS”) prior to April 1, 2015.

2.	MEA requests Chugach to dispatch EGS gas and electricity during commissioning.

3.	Chugach is willing to provide dispatch services to commission EGS.

4.	Upon commercial operation, the EGS will generate or have the capability to generate approximately 170 mW of power.

5.	Chugach expects to incur costs prior to when EGS commissioning begins (such as SCADA modifications) and costs to diligently perform the dispatch service during commissioning.

6.

Chugach has purchased gas to generate electricity for MEA under the all-requirements Tripartite Agreement through December 31, 2014. MEA has gas reserved for generation scheduled with Hilcorp sufficient to meet all commissioning needs and the flexibility to take this gas or not.

7.	MEA is willing to provide to Chugach and Chugach is willing to take from MEA such quantities of EGS Test Power as the EGS may produce from time-to-time.

NOW,  THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

This Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective legal counsel.  Accordingly, this Agreement shall be deemed to be the product of each Party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against a Party solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

1.	TERM

1.1	Term of Agreement.

This Agreement shall be effective as of the Effective Date and shall remain in effect until the earlier of March 31, 2014 or until MEA brings EGS into commercial operation.

The EGS commissioning may begin as early as October 15, 2014 and ends the earlier of March 31, 2015 or the date MEA declares EGS commissioned as plant-in-service and ready for commercial operation, with such period hereinafter referred to as the “Commissioning Period”.  The first day EGS produces Test Power is the starting date for the Commissioning Period, herein referred to the “Commissioning Start Date”.

2.	SCHEDULING AND DISPATCH

2.1	Generation and Natural Gas Dispatch.

Chugach shall provide generation and natural gas dispatch services during the Commissioning Period.

2.2	EGS Dispatch.

During the commissioning process, MEA and Chugach, taking into account the good faith operation of its electric system, agree that Chugach shall coordinate commissioning activities with EGS subject to operational limitations and scheduled and unscheduled maintenance in in accordance with Prudent Utility Practices.  “Prudent Utility Practices” means thos practices, methods, standards and acts (including those engaged in or approved by a significant portion of the U.S. electric utility industry for similar facilities) that at a particular time in the exercise of good judgement would have been expected to accomplish the desired result in a manner consistent with applicable laws, industry standards, safety, economy and expedition.

2.3	EGS SCADA.

MEA shall provide a SCADA interconnection for EGS that shall enable Chugach to dispatch the EGS during the term of this Agreement.

2.4	EGS Commissioning Schedule.

MEA shall provide Chugach an hourly schedule of planned commissioning activities and all necessary updates to the schedule.  The expected schedule is shown on Schedule 1, “EGS Commissioning Schedule”.  If the Commissioning schedule changes, MEA shall provide a revised schedule to Chugach with as much advanced notice as possible.

2.5	Dispatch Coordination.

MEA shall provide Chugach as much advance notice as possible of EGS commissioning activities, but no later than 9:00 AM for commissioning activities for the next day.  All modifications to the day-ahead schedule shall be provided to Chugach between 8 AM and 3 PM on business days.  MEA may make two intraday changes to the dispatch schedule each day of the commissioning activities when a single unit is scheduled for testing and one intraday change when multiple units are scheduled to be run simultaneously provided that the change is provided to Chugach between 8 AM and 3 PM on business days.

Due to the unique functional design of the engines, these units will sometimes deviate from the power dispatch schedule while conducting operational testing of the fuel switching  process.   This may result in the unit’s temporary shut down and then restarting to continue testing of that scheduled test dispatch.  MEA will inform Chugach when test dispatch conditions change and the generating units require a short restart.  This is not considered to be an intraday change, as the resumption of the test will continue at the scheduled output and duration.

MEA and Chugach will provide each other in advance with a direct phone contact person and phone number(s) for both day ahead and intraday coordination of activities and will update those numbers immediately if they change.

2.6	EGS Test Power.

For purposes of this Agreement, EGS Test Power shall mean all energy produced during the Term by EGS in excess of its station service power load.  Chugach will receive all the EGS Test Power and MEA will provide all the EGS Test Power to Chugach during the Commissioning Period.  If Chugach is unable to receive all the EGS Test Power, Chugach will make commercially reasonable efforts to provide the power to other utilities or reschedule the test to a time when the power can be received.  Test Power is measured at EGS at the delivery point on the Chugach system or delivery point of any other receiving utility.

2.7	Natural Gas Supply and Transportation.

Chugach will provide all Chugach contracted gas for EGS commissioning from its own supplies.  If any additional gas is needed for commissioning or for Chugach’s operations as a result of the EGS commissioning activities, that gas will be provided by MEA under the MEA Hilcorp gas contract.  Chugach will provide all gas dispatch services, including nominations on required pipelines, for gas delivery to EGS during the Commissioning Period.  MEA shall authorize Chugach to act on MEA’s behalf for APC/ENSTAR and Hilcorp to schedule EGS commissioning gas.

3.	COSTS

3.1	Administrative Costs.

MEA shall pay a one-time administrative fee of $50,000 for Chugach to manage and administer commissioning dispatch.

3.2	Gas Supply and Transportation.

Chugach gas will be provided to produce EGS Test Power and MEA shall pay for this gas under the Tripartite Agreement through Chugach’s fuel and purchased power rate adjustment process up to December 31, 2014.  Chugach may request MEA provide additional gas through its Hilcorp gas contract and MEA will make available the Hilcorp gas if requested for commissioning efforts or for Chugach’s operations as a result of the EGS commissioning.  MEA shall provide all gas for commissioning efforts after December 31, 2014.  MEA shall provide its Hilcorp gas at no commodity cost to Chugach, and MEA will pay Hilcorp directly for MEA’s Hilcorp gas used as part of commissioning EGS.

MEA shall pay ENSTAR/APC directly for gas transport and any other tariffed charges associated with delivery of Chugach’s gas and MEA’s Hilcorp gas to EGS as part of commissioning.

MEA’s Hilcorp gas will be used when the incremental Chugach system gas demand is higher than it would have otherwise been if EGS was not being commissioned, including but not limited to for providing additional spin and incremental increases in gas usage due to heat rate differential.

MEA wil provide all diesel and other liquids to be used duirng Commissioning Period.

3.3	Dispatch Operations Fee.

MEA shall pay Chugach a one-time dispatch fee for dispatch services of $165,000.  MEA shall pay an additional fee of $1,500 per day for each day EGS commissioning exceeds 90 consecutive calendar days from the Commissioning Start Date.

3.4	Chugach Production Cost.

If Chguach has to start a generating unit that it would not have otherwise had to start due to EGS commissioning, MEA shall pay Chugach the following unit starts:  Frame 5 is $1,000 per start; Frame 7 is $3,500 per start; Alstom units (Beluga 6 and 7) are $4,500 per start; and SPP turbines are $1,000 per start.

3.5	SCADA.

MEA will not charge Chugach for MEA SCADA.

3.6	Test Power.

MEA shall provide all Test Power generated during the Commissioning Period to Chugach at no charge and Chugach shall provide Chugach generation capacity for spin at no charge to MEA.  If generation is required from another utility for spin, MEA shall pay these amounts to those utilities.

3.7	Accounting for Decreases in Chugach System Cost due to EGS Commissioning

Chugach’s receipt of EGS Test Power may change the Chugach system production costs.  If the net monthly amount is a decrease in the Chugach system production costs, there will be no payment from Chguach to MEA and the net cost reduction shall be accounted for in Chugach’s fuel and purchased power rate adjustment process.

4.	BILLING

4.1	Billing

Payment is due within 30 days of delivery of invoices.  The one-time Administrative Cost and retainer for Dispatch Operations Fee are due within 15 days of the execution of this Agreement.  MEA shall pay a retainer of $105,000 within 15 days of the execution of this Agreement.  The balance is due 15 days after the Commissioning Period.

5.	INDEMNIFICATION

5.1	Indemnification

MEA shall indemnify, defend and hold harmless Chugach and its respective agents, officers, directors, employees, members and affiliates from and against any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements), penalty or fine incurred in connection with any third party claim or cause of action arising from or in connection with this Agreement or the activities contemplated hereunder to the extent attributable to the breach of this Agreement by MEA or the negligence, misrepresentation, fraud, fault or willful misconduct of MEA.

6.	INDEMNIFICATION

6.1	Liability

Chugach shall have no liability for any reason for: (1) failure to meet MEA’s commissioning schedule, (2) outages caused by MEA commissioning, (3) failures or issues with the SCADA fo the EGS provided by MEA, or (4) circumstances outside of the control of Chugach.  In no circumstances shall Chugach be liable to MEA for special, consequential, or incidental damages whatsoever, including but not limited to, for loss of profits or revenue or the loss of use of either, costs of replacement power or capital, or claims of customers of MEA relating to loss of power supply.

The Parties recognize that unforeseen system events such as the availability of wind or hydro power or equipment failures may necessitate  alteration or modification of the commissioning schedule and process.  Neither Party shall be responsible for any costs or delays or claims arising out of any such system events.  The Parties agree to work closely together to resolve system related problems and to adjust the commissioning process accordingly.

7.	NOTICES

7.1	Notices.

Any notice, or other communication which may or shall be given or served by either Party upon the other Party, shall be deemed to have been given or served if provided in accordance with the attached Schedule 2.  “Notices”.  Addresses, email addresses, facsimile numbers, and authorized recipients on behalf of the Parties may be changed at any time by the receiving Party by providing notice to the other Party in accordance with this Section 7.1.

8.	REGULATORY STATUS

8.1	Regulatory Status

The Parties agree that this Agreement is a contract for a non-regulated service which is not covered by Chugach’s tariff for electric service and not offered to the public.  The Parties agree that the compensation paid to Chugach for these services is the result of arms-length negotiations between commercial entities and is not subject to regulatory review.  The Parties agree the Agreement wil not affect Chugach’s rates.

9.	PUBLIC ANNOUNCEMENTS AND PRESS RELEASES

8.1	Public Announcements and Press Releases

The Parties agree that any and all public announcements or press releases regarding any matter relating to this Agreement and EGS commissioning, whether orally or in writing, shall be mutually agreed to in writing by the Parties.

IN WITNESS WHEREOF, MEA and Chugach have caused this Agreement to be executed on its behalf by its duly authorized representative to be effective as of the date first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/Bradley W. Evans
Name:	Bradley W. Evans
Title:	Chief Executive Officer
Date:	Aug 21, 2014

MATANUSKA ELECTRIC ASSOCIATION, INC.

By:	/s/Evan J. Griffith
Name:	Evan J. Griffith
Title:	General Manager
Date:	8/29/14

EXHIBIT C

Annual Fixed and O&M Costs for Eklutna Generation Station (EGS)

For Purposes of

Calculating Payments to MEA from Chugach Under the 2015 Interim Power Sales Agreement

Line Number	Annual Fixed Costs per kW Capacity Component:		Calendar Year 2015 Estimated	*	Test Year 2016 Approved	**
(a)		(b)	(c)		(d)

1		Annual Interest on EGS Generation Loans	$ 13,825,000		$ 0
2		Annual EGS Depreciation	$ 11,032,469		$ 0
3		Annual Margins @ Chugach’s 1.10 TIER	$ 1,392,500		$ 0
4		Annual Fixed Costs	$ 26,349,969		$ 0

5		Generator Test kW Capacity	165,000		0

6		Annual Fixed Costs per kW	$ 159.70		$ 0.00

7		Monthly Fixed Costs per kW/Month	$ 13.31		$ 0.00

8		Capacity Charge per kW/Month	$ 13.31		$ 0.00	***

	Annual O&M Costs per kWh Component:		Calendar Year 2015 Estimated	*	Test Year 2016 Approved	**

9		Annual All-in O&M (non-fuel) Costs	$ 9,963,408		$ 0

10		Annual kWh Energy from EGS Plant	716,791,919		0

11		Annual O&M Costs per kWh	$ 0.01390		$ 0.00000

12		O&M Charge per kWh	$ 0.01390		$ 0.00000

Notes:
	*	Estimated values are per MEA’s August, 2014 update to its Financial Forecast
	**	Approved values to be taken from RCA Final Order in MEA’s 2016 Test Year Rate Filing
	***	Amount not to exceed 1.10 times the estimated value in column (c)

EXHIBIT D

Points of Delivery – Capacity (Demand) and Energy

For the purposes of this agreement, the delivery of capacity (demand) and energy shall occur at the following locations:

Delivery Points / Metering Locations
Briggs Tap 115 kV
Douglas
Eklutna Camp Line
Eklutna Generating Station
Eklutna Water Pump
Eklutna 115 kV (in and out)
MTA Repeater Site
Stevens Substation
Southfork Hydroelectric Project
Teeland Site Bay
Teeland Substation 115 kV (in and out)

EXHIBIT E

Points of Delivery for Chugach Owned Units– Natural Gas

1.	Beluga River Unit (Connections), as follows:
o

The inlet to Buyer’s facilities connected to the Beluga Unit Area Connection (to CEA) off the Beluga River Unit’s gas filter building located within located within the West 1/2 of the Southeast ¼ of Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.   Delivery Meter off KBPL to the Beluga Power Plant 8100.

Description per KBPL Tariff

Meter No.	Meter Name	Interconnecting Person
8100	CEA Electric Power Plant at (Beluga Point)	Chugach Electric Association, Inc.